Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: June 15, 2009
Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES EXTENSION AND MODIFICATION OF
CREDIT AGREEMENT
Southfield, Michigan — June 15, 2009 — Credit Acceptance Corporation (NASDAQ: CACC) (the “Company”) announced today that it has extended the maturity of its credit facility with a commercial bank syndicate from June 22, 2010 to June 23, 2011. The amount of the facility was reduced from $153.5 million to $140.0 million.
The interest rate on borrowings under the facility has been increased from the prime rate minus 0.60% or 1.25% over the Eurodollar rate, at the Company’s option to the prime rate plus 1.0% or 2.75% over the Eurodollar rate, at the Company’s option. The Eurodollar rate is subject to a floor of 1.50%. In addition, certain financial covenants were modified as follows:
•	The maximum Funded Debt to Tangible Net Worth ratio was reduced from 4.0 to 1.0 to a ratio of 3.25 to 1.0

•	The minimum Fixed Charge Coverage ratio was increased from 1.75 to 1.0 to a ratio of 2.0 to 1.0

•	The minimum Asset Coverage Ratio was increased from 1.0 to 1.0 to a ratio of 1.1 to 1.0
The credit facility continues to be secured by a lien on most of the Company’s assets. As of June 15, 2009 the Company had $107.6 million outstanding under the agreement.
Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product consumers may be unable to purchase a vehicle, they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.